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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6/Amendment No. 297 to Registration Statement Nos. 333-176691/811-08306 on Form N-4 of our report dated March 29, 2012, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of First MetLife Investors Variable Annuity Account One, and our report dated April 11, 2012, relating to the financial statements of First MetLife Investors Insurance Company, both appearing in the Statement of Additional Information in Post-Effective Amendment No. 3/Amendment No. 276 to Registration Statement Nos. 333-176691/811-08306 on Form N-4 of First MetLife Investors Variable Annuity Account One and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
October 4, 2012